Exhibit 99.1

Capitala Finance Corp. Reports First Quarter 2015 Results

CHARLOTTE, NC, May 11, 2015-- Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala" or the “Company”) today announced its financial results for first quarter ended March 31, 2015.

First Quarter Highlights

•	Originated $67.2 million of gross investments during the quarter. Of this amount, $57.2 million was debt, of which 61% was senior secured. The weighted average yield on newly originated first quarter debt investments was 13.3%. Net debt deployments for the quarter were $44.6 million
•	Investments appreciated approximately $3.3 million on a net basis, excluding the reversal of net unrealized appreciation from repayments/sales of investments
•	Net asset value as of March 31, 2015 was $238.2 million, or $18.35 per common share
o	NAV was reduced by $0.97 during the period related to distributions declared. We paid $0.52 per common share during the period, with $0.45 to be paid monthly at $0.05 per common share over the remainder of 2015
•	Net investment income of $4.8 million, or $0.37 per common share
•	Net realized capital gains of $9.3 million, or $0.72 per common share
•	Net increase in net assets resulting from operations of $9.9 million, or $0.76 per common share

Management Commentary

In describing the Company’s first quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased with our results from the first quarter, most importantly with the investment activity coupled with the $0.72 per common share of realized gains earned during the period. In addition, subsequent to quarter-end, we successfully completed an underwritten offering of 3.5 million shares, providing the Company with gross proceeds of approximately $64.1 million. We remain focused on investing in small businesses in both the lower middle market and the traditional middle market, building out the liquid credit platform, and providing full distribution coverage from net investment income.”

First Quarter 2015 Investment Activity

During the first quarter of 2015, the Company originated approximately $67.2 million of new investments, and received approximately $34.6 million of repayments.

•	Weighted average leverage on new debt deployments was 1.8x
•	Weighted average yield of 13.3% for first quarter deployments, compared to 10.5% in the prior quarter
•	Of the $34.6 million in repayments, $22.0 million related to equity investment exits that resulted in $12.7 million in gross realized gains

Lower Middle Market Activity (Companies less than $30 million in EBITDA)

During the first quarter of 2015, the Company originated two lower middle market portfolio investments totaling $35.0 million and invested $3.1 million in two follow-on investments. The weighted average yield on lower middle market deployments in the first quarter of 2015 was 13.1%. During the quarter, the Company received approximately $34.4 million of repayments, resulting in a net realized gain of $9.3 million, or $0.72 per share.

Middle Market Activity (Companies greater than $30 million in EBITDA)

During the first quarter of 2015, the Company originated middle market portfolio investments totaling approximately $15.0 million in one new portfolio company and invested $4.2 million in one follow-on investment. The weighted average yield on middle market investments in the first quarter of 2015 was 13.6%. During the quarter, the Company received approximately $0.2 million of repayments.

Liquid Credit Investments

During the first quarter of 2015, the Company invested $10.0 in Capitala Senior Liquid Loan Fund I, LLC. As previously announced, Capitala Senior Liquid Loan Fund I, LLC is a joint venture with Kemper Corporation, and will invest primarily in senior secured loans to middle market companies.

First Quarter 2015 Financial Results

Total investment income was $14.0 million for the first quarter of 2015, compared to $12.4 million for the same period in 2014, an increase of $1.6 million. Total interest, fee, and payment-in-kind (“PIK”) income was $5.1 million higher in the first quarter of 2015 compared to 2014, but was partially offset by $3.4 million less dividend income for the first quarter of 2015 compared to 2014.

Total expenses for the first quarter of 2015 were $9.2 million, compared to $6.7 million for the comparable period in 2014. The increase is primarily attributable to (1) an increase in interest and financing expenses of $2.4 million, (2) an increase of $0.5 million in management fees, net of the waiver, and (3) and a decrease of $0.3 million related to lower incentives fees earned during the first quarter of 2015 as compared to 2014.

Net investment income for the first quarter of 2015 was $4.8 million, or $0.37 per share, compared to $5.7 million, or $0.44 per share, for the same period in 2014. The decrease in net investment income relates primarily to a $2.5 million increase in total expenses as detailed above, partially offset by $1.6 million increase in total investment income.

Net realized gains totaled $9.3 million, or $0.72 per share, for the first quarter of 2015, compared to $1.2 million for the same period in 2014. Gross gains of $3.3 million for Boot Barn, Inc. and $9.3 million for KBP Investments, LLC were partially offset by a $3.4 million loss related to Precision Manufacturing, LLC. The net change in unrealized appreciation for the first quarter of 2015 was a decline of $4.3 million, or $0.33 per common share, compared to $5.7 million, or $0.44 per common share, for the same period in 2014. During the first quarter of 2015, the Company had $7.6 million in net unrealized depreciation related to reversal of net unrealized appreciation on realized gains. The remaining portfolio appreciated $3.3 million during the same period.

The net increase in net assets resulting from operations was $9.9 million for the first quarter of 2015, or $0.76 per common share, compared to a net increase of $1.2 million, or $0.09 per common share, for the same period in 2014.

Investment Portfolio

As of March 31, 2015, our portfolio consisted of 54 companies with a fair market value of $518.9 million and a cost basis of $484.0 million. Senior secured debt investments represented 35.0% of the portfolio, subordinated debt investments represented 45.0% of the portfolio, equity/warrant investments represented 18.0% of the portfolio, and senior liquid loan funds represented 2.0% of the portfolio, based on fair values at March 31, 2015. On a cost basis, equity/warrant investments comprise 11.1% of the portfolio at March 31, 2015.

The chart below provides an update on the portfolio at March 31, 2015 and December 31, 2014:

We currently have no investments on cash non-accrual status. The Company had debt investments in one portfolio company on PIK non-accrual as of March 31, 2015, with a fair value of $10.5 million and a cost basis of $13.1 million. At December 31, 2014, the Company had one cash non-accrual investment with a fair market value of $0, and a cost basis of $3.4 million. The Company had one debt investment on PIK non-accrual at December 31, 2014 with a fair value of $10.6 million and a cost basis of $13.1 million.

Liquidity and Capital Resources

At March 31, 2015, the Company had $32.0 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $192.2 million with an annual weighted average interest rate of 3.51%, and approximately $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At March 31, 2015, the Company had $65.0 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018.

Subsequent Events

On April 2, 2015, the Company invested $1.0 million in the senior secured term debt of Print Direction, Inc., an existing portfolio company, yielding 10.0% cash interest and 2.0% PIK.

On April 13, 2015, the Company completed an underwritten offering of 3,500,000 shares of its common stock at a public offering price of $18.32 per share for total gross proceeds of approximately $64.1 million.

On April 14, 2015, the Company repaid the full $25.0 million balance on its senior secured credit facility, and accrued interest to date.

On April 20, 2015, the Company received $0.9 million in cash proceeds from our exit of KBP Investments, LLC related to a working capital true-up.

On April 20, 2015, the Company received $10.0 million from TGI Friday’s, Inc., representing full repayment of the Company’s debt investment, yielding LIBOR + 8.25%. In addition, the Company also received a $0.3 million pre-payment fee.

On April 30, 2015, the Company invested $5.0 million in Burke America Parts Group, LLC senior secured term debt, yielding 9.5% cash interest, plus warrant participation.

First Quarter 2015 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday May 12, 2015. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $256,792 and $219,163, respectively)	$278,690	$236,804
Affiliate investments (amortized cost of $156,307 and $154,552, respectively)	173,585	171,471
Control investments (amortized cost of $70,936 and $67,440, respectively)	66,652	72,062
Total investments at fair value (amortized cost of $484,035 and $441,155, respectively)	518,927	480,337
Cash and cash equivalents	32,007	55,107
Interest and dividend receivable	4,929	3,113
Due from related parties	518	518
Deferred financing fees (net of accumulated amortization of $3,755 and $3,288, respectively)	9,843	10,002
Prepaid expenses	371	515
Other assets	380	274
Total assets	$566,975	$549,866

LIABILITIES
SBA debentures	$192,200	$192,200
Notes	113,438	113,438
Revolving credit facility	15,000	-
Distribution payable	5,840	-
Due to related parties	89	8
Management and incentive fee payable	1,183	159
Interest payable	997	2,902
Accounts payable and accrued expenses	56	322
Total liabilities	$328,803	$309,029

Commitments and contingencies

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 12,977,242 and 12,974,420 common shares issued and outstanding, respectively	130	130
Additional paid in capital	188,458	188,408
Accumulated undistributed net investment income	11,033	12,314
Accumulated undistributed net realized gain from investments	3,659	803
Net unrealized appreciation on investments	34,892	39,182
Total net assets	238,172	240,837

Total liabilities and net assets	$566,975	$549,866

Net asset value per share	$18.35	$18.56

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the period ended March 31
	2015	2014

INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$7,675	$2,940
Affiliate investments	3,591	3,740
Control investments	1,639	1,333
Total interest and fee income	12,905	8,013
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	314	173
Affiliate investments	257	293
Control investments	198	125
Total payment-in-kind interest and dividend income	769	591
Dividend income:
Non-control/Non-affiliate investments	153	163
Affiliate investments	29	29
Control investments	184	3,570
Total dividend income	366	3,762
Other income	-	-
Interest income from cash and cash equivalents	1	8
Total investment income	14,041	12,374

EXPENSES
Interest and financing expenses	4,637	2,199
Base management fee	2,410	2,018
Incentive fees	1,180	1,430
Administrative expenses	275	226
Other operating expenses	722	904
Expenses before management fee waiver	9,224	6,777
Management fee waiver	-	(124)
Total expenses net of management fee waiver	9,224	6,653

NET INVESTMENT INCOME	4,817	5,721

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain from investments:
Non-control/Non-affiliate investments	28	1,158
Affiliate investments	-	-
Control investments	9,312	62
Total realized gain from investments	9,340	1,220
Net unrealized depreciation on investments	(4,290)	(5,723)
Net gain (loss) on investments	5,050	(4,503)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$9,867	$1,218

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$0.76	$0.09

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	12,974,483	12,974,420

DISTRIBUTIONS DECLARED AND PAID PER SHARE	$0.52	$0.47

DISTRIBUTIONS DECLARED AND PAYABLE PER SHARE	$0.45	$-